COMMERCIAL LEASE AGREEMENT

THIS AGREEMENT is made, entered into and executed this the 7th day of December, 2004, by and between **York Realty Leasing LLC** (hereinafter "Lessor"), and **Transderm Laboratories Corporation** (hereinafter "Lessee"). Lessor and Lessee contract and agree as follows:

1. Lessor hereby leases unto Lessee the following land and any improvements thereon (hereinafter "the leased property"): 101 Sinking Springs Lane, land and buildings, improvements, all appurtenances, HVAC, and equipment thereto, including parking lot.

2. The term of this lease shall be for a primary term of 15 years, commencing on December 7th, 2004, and expiring at midnight on December 6th, 2019, unless extended as provided for herein. This lease can be extended at the end of the primary term for an additional term of 5 years by Lessee giving Lessor notice of his intent to extend the lease thirty (30) days prior to the expiration of the primary term.

3. During the primary term, Lessee shall pay to Lessor, as rental, the sum of Two Hundred Twelve Thousand Four Hundred Dollars ($212,400) per year, in equal monthly installments of $17,700, on or before the first day of each month. During any extended term, Lessee shall pay to Lessor, as rental, the sum of Two Hundred Twelve Thousand Four Hundred Dollars ($212,400) per year, in equal monthly installments of $17,700, on or before the first day of each month.

4. The leased property may be used for the following purposes and for no other purposes: Manufacturing, operating, selling, research and development of pharmaceutical and medical products, and related businesses.

5.

(A) Indemnity: Lessor and Lessee shall indemnify and save harmless the other from any and all losses, fines, suits, damages, expenses, claims, demands and actions of any kind resulting from their negligence, breach, or violation or non-performance of any condition hereof.

(B) Insurance: Lessee shall, during the entire term of the Lease keep in full force and effect a policy of public liability insurance with respect to the Property and the business operated by Lessee in the Property and which the limits of general liability shall be in the amount of Five Million Dollars ($5,000,000) combined single limit, naming Lessor as additional insured. Such coverage shall include a broad form general liability endorsement. The policy shall contain a clause that the Lessee will not cancel or change the insurance without first giving the Lessor ten (10) days prior written notice.

Lessor shall during the term hereof, at it's sole expense, provide and keep in force insurance on the building against loss or damage by fire and extended coverage, in an amount equal to one hundred percent (100%) of the full insurable value thereof, which

insurance shall be placed with an insurance company or companies approved by Lessor and licensed to do business in the state wherein lay the leased premises. The term "full insurable value" shall mean actual replacement value of the building (exclusive of costs of excavation, foundations and footing below ground level). The insurance required under this paragraph shall be carried in the name of the Lessor and Lessee and shall provide that any proceeds thereunder shall be paid to Lessor and Lessee and any applicable mortgage holder, according to their respective interests.

Duplicate originals or certificates of insurance of the policies provided shall be furnished by Lessor and Lessee to each other and shall contain an agreement by the insurer that such policy or policies shall not be canceled without at least ten (10) days prior notice to the Lessor and Lessee.

Lessee shall pay all taxes assessed against all personal property located on the premises and shall also pay all privilege, excise and other taxes duly assessed. Lessor shall pay said taxes when due so as to prevent the assessment of any late fees or penalties, and collect said taxes from Lessee on a monthly basis.

6. Lessee shall pay for all water, electricity, and other utilities used on the premises.

7.

(A) Lessor's Repairs: Lessor shall be solely responsible for maintaining the roof, foundation and exterior of the building and all parking areas in good repair for their intended use, except for currently required external painting and repairs to the parking lot as agreed.

(B) Other Repairs: All repairs, maintenance, replacement or reconstruction to the interior of the portion of the building leased by Lessee, including but not limited to replacement of glass doors and windows and repair of the plumbing, are to be made by Lessee at Lessee's expense. If Lessee fails to make such repairs or replacements promptly or within fifteen (15) days of occurrence, Lessor may, at its option, make such repairs or replacements and Lessee shall repay the costs thereof to Lessor on demand.

8. Lessee will keep the leased property in a clean and wholesome condition and will comply at all times with all lawful health and police regulations.

Lessee shall promptly comply with all of the ordinances of the City of Manchester, County of York, or of any other governmental body applicable for said premises and to all ordinances and requirements enforced by the state board of health, sanitary, fire or police departments of the City of Manchester for the correction, prevention and abatement of nuisances in and about or connected with the Property because of Lessee's use thereof during the term of this Agreement, all at Lessee's expense. Lessee shall provide for the removal of its own trash, waste paper, boxes and cartons and shall not permit any accumulation of such materials. Lessee shall not engage in any act which shall constitute a nuisance.

9. If Lessee shall make default in the payment of the rent, or any part thereof or any other sums due under the terms hereof, when due as herein provided, or in any of the other covenants, agreements, conditions or undertakings herein contained, and such default shall continue for thirty days after notice thereof in writing to Lessee, or if (a) any proceeding under the bankruptcy act of the United States is begun by or against the Lessee, and an order of adjudication, or order approving the petition, be entered in such proceedings, or (b) a receiver or trustee is appointed for substantially all of the Lessee's business or assets, or (c) if Lessee shall make an assignment for the benefit of creditors, or (d) if Lessee shall vacate or abandon the leased property, then, and in any such event, it shall be lawful for the Lessor, at his election, to declare the term hereof ended and to re-enter the leased property, and to repossess and enjoy the said premises and any buildings and improvements situated thereon without such a re-entry and repossession working a forfeiture of the rents to be paid and the covenants to be performed by the Lessee during the full term of this agreement. If any default shall be made in any covenant, agreement, condition, or undertaking which cannot with due diligence be cured within a period of 30 days, and if notice thereof in writing shall have been given to the Lessee, and if the Lessee, prior to the expiration of 30 days from and after the giving of such notice, shall commence to satisfy the cause of such default and shall proceed diligently and with reasonable dispatch to take all steps and do all work required to cure such default, then the Lessor shall not have the right to declare said term ended by reason of such default; provided, however, that the curing of any default in such manner shall not be construed to limit or restrict the right of Lessor to declare the said term ended and enforce all of their rights and remedies hereunder for any other default not so cured.

The foregoing provision for the termination of this lease for any default in any of its covenants shall not operate to exclude or suspend any other remedy of the Lessor for breach of any of said covenants, or for the recovery of said rent for the full term, and in the event of the termination or default in any of the terms of this lease as aforesaid.

10. Lessee shall permit Lessor and his agents to enter the Property at all reasonable times for any of the following purposes to inspect the same: (i) to maintain the building in which the said premises are located, (ii) to make repairs to the Property as the Lessor is obligated or may elect to make, and (iii) to post notices of non-responsibility for alterations or additions or repairs.

11. If Property, including improvements thereon, are injured by fire or other casualty, Lessee shall have the exclusive right and option to either terminate this Agreement or reconstruct and/or repair the said damaged improvements and continue this Lease under its terms and conditions as if no such casualty occurred by giving written notice to Lessor of Lessee's intention to so continue this Lease within thirty (30) days after the date of said damage or casualty. In the event that Lessee so elects to continue this Lease, any insurance proceeds payable as a result of said fire or casualty shall be first applied to pay the reconstruction or repair of said improvements, and any balance of such insurance proceeds after payment of said reconstruction or repair shall be paid to whoever owns the insurance policy under which payment is made.

12. If, during the term of this Agreement, the Property shall be taken or condemned, either in whole or part, by competent authorities for public or quasi-public use, Lessee shall have the option to terminate this Agreement as of the date of taking. If Lessee elects not to terminate this Agreement, then this Agreement shall continue in full force and effect.

13. It is understood and agreed that the relationship of the parties hereto is strictly that of Lessor and Lessee and that the Lessor has no ownership in the Lessee's enterprise and the Agreement shall not be construed as a joint venture or partnership. The Lessee is not and shall not be deemed to be an agent or representative of the Lessor.

14. All covenants, conditions and agreements and undertakings contained in this Agreement shall extend to and be binding on the respective heirs, successors and assigns of the respective parties hereto the same as if they were in every case named and expressed.

15. It is further understood and agreed by and between the Lessor and Lessee that, on account of breach or default by either party of any of their obligations hereunder, it shall become necessary for the other party to employ and/or consult with an attorney to give advice, or to enforce or demand any of either party's rights or remedies hereunder, then, and in any such event, the defaulting or breaching party shall pay all attorney fees, court costs and other expenses occasioned by such default(s) or breach(es).

16. Written notice to Lessee, all rent checks and all notices from Lessee to Lessor shall be served or sent to:

Andy Yurowitz
8 Kupperman Lane
Monsey, NY 10952

Until further written notice to Lessor, all notices from Lessor to Lessee shall be served or sent to Lessee at the following address:

Transderm Laboratories Corporation
101 Sinking Springs Lane
Emigsville, PA 17318

All notices to be given under this Agreement shall be in writing and shall be served personally or sent by United States certified or registered mail.

17. This Agreement contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by agreement in writing signed by all parties hereto or their respective successors in interest.

18. If any section, paragraph, sentence or portion of this Agreement or the application thereof to any party or circumstance shall, to any extent, be or become invalid or illegal, such provision is and shall be null and void, but, to the extent that said null and void provisions do not materially change the overall agreement and intent of this entire agreement, the remainder of this Agreement shall not be affected thereby and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent provided by law.

19. This Agreement shall be governed in accordance with the laws of the State of Pennsylvania.

20. Lessee shall have the right to make such alterations and improvements to the Property as it deems necessary or desirable upon giving written notice of same to Lessor. Such alterations and improvements shall comply with all applicable construction laws and regulations and shall conform generally with the existing improvements on the Property. The Lessee shall keep the Property free from any and all liens arising out of the work performed or materials furnished in making such improvements.

21. Additional Provisions:

Repurchase Option:

Lessee will have the right to purchase the subject land, buildings and equipment from Lessor for the duration of this lease, at the price of One Million Nine Hundred Ninety Five Thousand Dollars ($1,995,000), provided there has been no substantial "change in ownership" of Lessee, such as a hostile takeover or acquisition of a controlling interest by an investor not approved by the then current management of Lessee.

Upon completion of the purchase, all expenses of the parties to this contract having been apportioned and paid, this lease will terminate.

Triple Net Lease:

This lease is net, net, net. Any increase in taxes, repairs, assessments, or expenses associated with the building will be considered expenses of the Lessee, to be paid by Lessor at Lessor's discretion, and thereafter collected from Lessee by Lessor under the same terms and conditions as rent payments hereunder. Notices of such additional expenses that may become liens on the building, or such other expenses that may be incurred by Lessee in the course of Lessee's tenancy, must be sent to Lessor at Lessor's service address. Payments made by Lessee directly must be sent to Lessor at Lessor's service address.

* * *

WITNESS the signatures of the parties, this the 2nd day of December, 2004.

LESSOR:

York Realty Leasing LLC

By: ______________________

Title: President

LESSEE:

Transderm Laboratories Corporation

By: ______________________

Title: Secretary